Exhibit 10.50

October 6, 2015

Joseph Talamo
27 Brushy Ridge Road
New Canaan, CT 06840

Dear Joe,

This letter serves as an amendment to your offer letter dated June 28, 2011, and confirms your appointment to Senior Vice President & Chief Financial Officer of Caladrius Biosciences, Inc., (the “Company”), reporting to the Chief Executive Officer. This appointment is effective October 6, 2015.

In accordance with your appointment, your annual base salary shall be $300,000.00 and your target bonus shall be up to 30% of base salary. With your appointment, you shall serve as a member of the Company’s Executive Committee.

Should the Company terminate your employment without cause, or should you realize a reduction in duties, title, authority or responsibility that occurs by virtue of the Company being acquired, you will be entitled to receive severance in the amount of six (6) months’ base salary and benefits continuation for the severance period.

All other terms and conditions of your employment shall remain the same.

Congratulations on your well-deserved appointment! We look forward to your continued efforts and success.

Caladrius Biosciences, Inc.

By: /s/ David Schloss
David Schloss
Vice President, Human Resources

Acknowledged and Agreed:

/s/ Joseph Talamo

Date: October 6, 2015